                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                _______________

                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported):  April 22, 1994
                                                          --------------

                                _______________



                         ICF KAISER INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


   Delaware                     File No. 1-12248           54-1437073
(State or other                 (Commission File        (IRS Employer
jurisdiction of                      Number)            Identification No.)
incorporation)


                                9300 Lee Highway
                         Fairfax, Virginia  22031-1207
          (Address of principal executive offices, including zip code)



                                  703-934-3600
              (Registrant's telephone number, including area code)

Item 5.   Other events
          ------------

     In a press release dated April 22, 1994, ICF Kaiser International, Inc. announced its financial results for the fourth quarter and fiscal year 1994. A copy of this three page press release is attached to this Report on Form 8-K as Exhibit A.


                           ______________________

                                 SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.



                              ICF KAISER INTERNATIONAL, INC.
                                    (Registrant)



                               /s/ Marc Tipermas
                              ---------------------
                              Marc Tipermas
                              Executive Vice President



Date:
April 25, 1994

                                                                   Exhibit A
                                                                   Page 1 of 3

    (LOGO OF ICF KAISER INTERNATIONAL, INC.
              APPEARS HERE)

    ICF Kaiser International, Inc.
    9300 Lee Highway
    Fairfax, VA  22031-1207
    703/934-3600  Fax 703/934-9740


    For Immediate Release                   Press Contact:    Sara Brenner
                                                              703/934-3004
                                            Investor Contact: James Zeumer
                                                              703/934-3208

    ICF KAISER INTERNATIONAL ANNOUNCES FOURTH-QUARTER AND YEAR-END FINANCIAL RESULTS

    FAIRFAX, VA, Apr. 22, 1994 -- ICF Kaiser International, Inc. (NYSE: ICF) announced today financial results for its fourth quarter and fiscal year ended February 28, 1994. For the quarter, gross revenue was $197.6 million, an increase of 30.9 percent over the prior year's fourth-quarter revenue of $150.9 million. Service revenue for the period also increased, up 8.4 percent to $100.9 million versus last year's fourth-quarter service revenue of $93.1 million. Higher revenue for the quarter, primarily due to a large expansion of the company's contract to provide services at the U.S. Department of Energy's Hanford, Washington, site, was offset partially by a significant revenue decline in other businesses.

    Year over year, the company's gross revenue declined slightly, down 4.0 percent to $651.7 million. Service revenue for the 12 months was down 2.3 percent to $382.7 million. Service revenue reflects work performed directly by the company, whereas gross revenue includes subcontracted work and the cost of direct materials.

    Full-year financial results were influenced heavily by weak operating performance in the company's fourth quarter. Through the first nine months of the year, ICF Kaiser had operating and net income of $8.2 million and $2.0 million, respectively; however, in the fourth quarter there was a sharp decline in the company's operating performance that resulted in a significant fourth-quarter operating loss. In the quarter, ICF Kaiser experienced an unanticipated sharp decline in volume that was not proportionately matched with immediate cost reductions.

    Responding to the weak demand, in the fourth quarter the company expanded and accelerated a reorganization of its operations and cost cutting through staff reductions, office consolidations, significant lease renegotiations, restructuring certain international operations, and other actions. These actions are expected to save in excess of $8.0 million of annual operating expenses in the future. Including one-time charges associated with these actions ($8.2 million), the company reported an operating loss for the quarter of $13.5 million, as compared to operating income of $5.2 million in the comparable period last year. For the year, ICF Kaiser reported an operating loss of $5.2 million versus operating income of $22.7 million for the prior year. Excluding the unusual charges, ICF Kaiser generated $3.5 million of operating income for the year.

                                     -more-

    (LOGO OF ICF KAISER INTERNATIONAL, INC.
              APPEARS HERE)


    YEAR-END  RESULTS - 2


    "Reduced direct labor volume, particularly on industrial and infrastructure projects; weather-related delays; and losses related to a business that was sold had a severe impact on profitability in the fourth quarter. Because we expect industrial and infrastructure market conditions to remain highly competitive over the next few quarters, we are taking the actions needed to size our operations to match current market demand," said James O. Edwards, Chairman and CEO of ICF Kaiser.

    "In addition to reducing operating costs," he added, "during the past year we assembled a new senior management team and strengthened the company's financial structure through our recent refinancing."

    In January 1994, ICF Kaiser successfully refinanced a majority of its balance sheet capitalization through the sale of $125 million of Senior Subordinated Notes and warrants. The refinancing resulted in two extraordinary charges in the fourth quarter: a $6.0 million extraordinary item for the early prepayment of previously outstanding debt, and a $1.9 million charge to retained earnings associated with the repurchase of the company's Series 2C Senior Preferred Stock and warrants. These charges combined to reduce earnings per share for the year by $0.38.

    Inclusive of these charges, ICF Kaiser reported a net loss for the quarter of $20.5 million, with a net loss available to common shareholders of $23.4 million, or $1.12 loss per share. Net income for the prior year's fourth quarter was $1.5 million, with net income available of $0.2 million, or $0.01 per share. For the current year, ICF Kaiser reported a net loss of $18.5 million, with a net loss available to common shareholders of $25.3 million, or $1.21 loss per share. For the prior year, the company reported net income of $8.6 million, with net income available to common shareholders of $3.3 million, or $0.16 per share.

    According to Edwards, "ICF Kaiser's fourth-quarter operating results were unacceptable. We have cut costs to match existing market demand, and we will continue to do so as needed. Longer term, though, the key is not only cutting costs but growing revenue. To do that, we are focusing on winning larger projects that generate greater labor volume, and on entering new markets for our existing services."

    ICF Kaiser's backlog of signed contracts at year-end was $1.6 billion.

    About the Company
    -----------------

    Headquartered in Fairfax, Virginia, ICF Kaiser is one of the nation's largest engineering, construction, and consulting services companies. Its nearly 5,700 employees provide fully integrated capabilities to clients in four related market areas: environment, infrastructure, industry, and energy. The company's Annual Meeting of Shareholders will be held on Friday, June 24, 1994.
                                     -more-

    (LOGO OF ICF KAISER INTERNATIONAL, INC.
              APPEARS HERE)


    YEAR-END  RESULTS - 3


                ICF KAISER INTERNATIONAL, INC. AND SUBSIDIARIES
                  Selected Consolidated Financial Information

                                                            Three Months Ended
                                                   ---------------------------------------
                                                   February 28, 1994     February 28, 1993
                                                   -----------------     -----------------
                                                                 (Unaudited)
   Gross Revenue                                   $197,588,000          $150,921,000
   Service Revenue                                 $100,919,000          $ 93,113,000
   Depreciation and amortization                   $  2,207,000          $  2,472,000
   Operating Income (Loss)                         $(13,450,000)         $  5,238,000
   Net Income (Loss) Before Extraordinary Item     $(14,567,000)         $  1,518,000
   Net Income (Loss)                               $(20,536,000)         $  1,518,000
   Net Income (Loss) Available for
     Common Shareholders                           $(23,389,000)         $    196,000

   Primary and Fully Diluted Net Income (Loss)
     Per Common Shares:
        Before extraordinary item and
         redemption of redeemable preferred stock        ($0.74)         $       0.01
        Extraordinary loss on early
         extinguishment of debt                           (0.29)                   --
        Redemption of redeemable preferred
         stock                                            (0.09)                   --
                                                   ------------          ------------
        Total                                            ($1.12)         $       0.01
                                                   ============          ============

   Primary and Fully Diluted Weighted Average
     Common Shares Outstanding:                      20,899,000            21,307,000


                                                                 Year Ended
                                                   ---------------------------------------
                                                   February 28, 1994     February 28, 1993
                                                   -----------------     -----------------
   Gross Revenue                                   $651,657,000          $678,882,000
   Service Revenue                                 $382,708,000          $391,528,000
   Depreciation and amortization                   $  9,559,000          $ 10,766,000
   Operating Income (Loss)                         $ (5,230,000)         $ 22,744,000
   Net Income (Loss) Before Extraordinary Item     $(12,528,000)         $  8,639,000
   Net Income (Loss)                               $(18,497,000)         $  8,639,000
   Net Income (Loss) Available for
     Common Shareholders                           $(25,322,000)         $  3,346,000

   Primary and Fully Diluted Net Income (Loss)
     Per Common Shares:
        Before extraordinary item and
         redemption of redeemable preferred stock        ($0.83)         $       0.16
        Extraordinary loss on early
         extinguishment of debt                           (0.29)                   --
        Redemption of redeemable preferred
         stock                                            (0.09)                   --
                                                   ------------          ------------
        Total                                            ($1.21)         $       0.16
                                                   ============          ============

   Primary and Fully Diluted Weighted Average
     Common Shares Outstanding:                      20,886,000            21,272,000

                                      ###